Exhibit 99.1

iBio Reports Fiscal Second Quarter 2022 Financial Results and Provides Corporate Update

Bryan, Texas / February 14, 2022 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a developer of next-generation biopharmaceuticals and pioneer of the sustainable FastPharming Manufacturing System®, today announces its financial results for the fiscal quarter ended December 31, 2021 and provides a corporate update.

“We are pleased to report that we have now added six new immuno-oncology assets to our pipeline in the six months since we announced our new drug discovery capabilities,” said Tom Isett, Chairman & CEO of iBio. “Our most recent addition progressed the fastest, already advancing into late-discovery stage thanks to our deployment of artificial intelligence design capabilities. We are also leveraging our research on a novel peptide with anti-fibrotic effects into oncology by exploring its possible use in treating solid tumors with a strong fibrotic matrix. Meanwhile, we are in position to move our second-generation COVID-19 vaccine candidate towards the clinic and potentially address many of the unmet needs that remain in the fight against COVID-19 as it transitions to an endemic disease. Overall, we are elated to see in this quarter multiple new pipeline additions and advancements as a result of our recent investments in drug discovery R&D.”

Second Quarter and Recent Business Developments:

BIOPHARMACEUTICALS

Vaccines

•	In light of the waning periods of SARS-CoV-2 immunity provided by commercially available first-generation vaccines that are all based upon the virus’ frequently changing spike protein, the Company is moving forward with IND-Enabling studies of IBIO-202 in an attempt to bring a more durable COVID-19 vaccine to market. Pending the outcome of those studies, iBio plans to file an IND application for its nucleocapsid-based, intramuscularly delivered vaccine candidate with the U.S. Food and Drug Administration before the end of calendar 2022.

•	iBio is continuing to work with a leading innovator of microarray patch systems to evaluate the feasibility of intradermal delivery of its vaccine candidates.

•	The Company continues to advance IBIO-400, which has the potential to be the first fully approved vaccine for Classical Swine Fever, an agricultural biothreat that poses a significant risk to domestic food security and the multi-billion dollar U.S. pork export market. The life-phase of the oral immunogenicity study of IBIO-400 has been completed. Next steps will be determined following data analysis.

Therapeutics

•	To better assist investors in tracking iBio’s progress with its biopharmaceutical candidates, it will now classify its discovery programs into four stages: (1) Early Discovery; (2) Late Discovery; (3) Lead Optimization; and (4), Investigational New Drug (“IND”)-Enabling. In that regard, the Company announced today that ‘immuno-oncology Target 3’ and ‘AI-driven immuno-oncology Target 6’ successfully advanced into the Late Discovery stage.

•	iBio continues to develop its IL-2 sparing anti-CD25 antibody, IBIO-101, on the FastPharming Platform. The Company anticipates the program will advance from Lead Optimization to IND-Enabling before the middle of calendar 2022.

•	The Company’s endostatin E4 molecule for fibrotic diseases, IBIO-100, is subject to an exclusive, worldwide license to certain patents and related intellectual property granted to it by the University of Pittsburgh. Last week, the parties signed an amended license agreement that extends several milestone-related deadlines. Given the additional flexibility provided by the amended agreement and the effort to balance positive developments with IBIO-202 and its oncology portfolio with cash management objectives, the Company has decided to appropriately pace the progression of IBIO-100 through the Lead Optimization stage.

•	In November 2021, iBio announced a research collaboration with the University of Texas Southwestern Medical Center to evaluate the potential effects the endostatin E4 molecule may have upon fibrotic tumors in combination with other cancer treatments. Initial data from the collaboration is expected in the second half of calendar 2022.

BIOPROCESS

•	In November 2021, iBio purchased three assets for approximately $28.7 million from two affiliates of Eastern Capital Limited (the “Eastern Affiliates”). One asset is the Bryan, Texas, FastPharming Manufacturing Facility, which it previously operated under a lease from the Eastern Affiliates. Another is the rights to develop the adjacent land using the ground lease from Texas A&M University. The third asset was the iBio CMO Preferred Tracking Stock held by the Eastern Affiliates, which represented their approximately 30% equity interest in the jointly-owned subsidiary, iBio CDMO LLC, iBio continues to evaluate options with respect to the acquired assets, including a potential sale-leaseback transaction for the facility.

Second Quarter and Recent Corporate Developments:

•	On January 31, 2022, the Company reconvened its 2021 Annual Meeting to allow more of its stockholders to consider and vote on Proposal 4 (Reverse Stock Split) and Proposal 5 (Change in Authorized Shares). Although approximately 65% and 68% of the votes received were in favor of Proposal 4 and Proposal 5, respectively, the total number of shares voting were insufficient for them to pass.

“We were pleased by the support we received for each of these proposals,” said Mr. Isett. “Stockholders who chose to vote their shares did so in favor of Proposals 4 and 5 by a large margin of approximately 2-to-1. We will continue to work on solutions to overcome structural impediments to implementing the will of our voting stockholders and, more broadly, to ensure iBio is in position to continue to grow. In the meantime, we have made a number of adjustments to our operating and development plans in order to achieve our cash management objectives. These changes include deferring a number of planned new hires as well as less aggressively advancing the IBIO-100 program, to name a few. The adjustments will allow us to extend our cash runway by two quarters while still advancing IBIO-202 and other key Biopharmaceutical and Bioprocess initiatives.”

Financial Results:

Revenues for the second quarter ended December 31, 2021, were approximately $0.2 million, which was not a significant change from the prior quarter and a decrease of 76% from approximately $0.7 million in the same period of 2020. As is commonplace for early-stage Pharma Services companies, iBio has experienced significant quarter-to-quarter revenue variability, driven by factors such as the number and size of customer contracts, as well as the timing of revenue recognition. As previously communicated, the Company expects revenue growth to return in the second half of fiscal 2022.

R&D and G&A expenses for the second quarter of fiscal 2022 increased 40% and 48%, respectively, over the comparable period in fiscal 2020. This reflects the Company’s growing investments in its pipeline, platform technologies, employees, and related infrastructure. iBio anticipates this trend continuing, however, the rate of growth is expected to moderate over time.

The Company’s consolidated net loss for the second quarter ended December 31, 2021, was approximately $11.9 million, or $0.05 per share, compared to a net loss of approximately $8.2 million, or $0.04 per share, in the same period of 2020.

As of December 31, 2021, iBio had cash and cash equivalents plus debt securities of approximately $57.4 million, excluding $5.9 million of restricted cash. The Company now believes that it has adequate cash to support its activities through September 30, 2023.

Webcast and Conference Call

iBio management will host a webcast and conference call at 4:30 p.m. Eastern Time today, February 14, 2022, to discuss these results and provide a corporate update.

The live and archived webcast may be accessed on the Company’s website at www.ibioinc.com under “News and Events” in the Investors section. The live call can be accessed by dialing (833) 672-0651 (domestic) or (929) 517-0227 (international) and referencing conference code: 3527478.

About iBio, Inc.

iBio is a developer of next-generation biopharmaceuticals and a pioneer in sustainable, plant-based biologics manufacturing. Its FastPharming System® combines vertical farming, automated hydroponics, and novel glycosylation technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. iBio is developing proprietary biopharmaceuticals for the treatment of cancers, as well as fibrotic and infectious diseases. The Company’s wholly-owned subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services along with Glycaneering Development Services™ for advanced recombinant protein design. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding leveraging IBio’s research on a novel peptide with anti-fibrotic effects into oncology by exploring its possible use in treating solid tumors with a strong fibrotic matrix; the potential of iBio’s second generation COVID-19 vaccine candidate to address many of the unmet needs that remain in the fight against COVID-19; the potential of IBIO-400 to be the first fully approved vaccine for Classical Swine Fever; plans to file an IND application for IBIO-202 with the U.S. Food and Drug Administration before the end of calendar 2022; continuing to advance its IL-2 sparing anti-CD25 antibody, IBIO-101, and moving the program from the Lead Optimization to IND-Enabling stage before the middle of calendar 2022; the potential effects of the endostatin E4 molecule upon fibrotic tumors in combination with other cancer treatments and initial data from the collaboration with the University of Texas Southwestern Medical Center expected in the second half of calendar 2022; a potential sale-leaseback transaction; revenue growth returning in the second half of fiscal 2022; R&D and G&A expenses continuing to increase, however, the rate of growth becoming moderate over time; and iBio having adequate cash to support its activities through September 30, 2023. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully implement its development plans and continue to accelerate the execution of its growth strategy, including the ability to move product candidates, such as IBIO-101 and IBIO-202 into Late Discovery stage and initiate IND-Enabling studies as planned; its ability to obtain regulatory approvals for commercialization of its product candidates, or to comply with ongoing regulatory requirements; regulatory limitations relating to its ability to promote or commercialize its product candidates for specific indications; acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products; its ability to maintain its license agreements; the continued maintenance and growth of its patent estate; its ability to establish and maintain collaborations and attract and increase partnership opportunities for iBio’s bioprocess business, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities and whether the Company will incur unforeseen expenses or liabilities or other market factors; successful compliance with governmental regulations applicable to its manufacturing facility; competition; its ability to retain its key employees or maintain its NYSE American listing; its ability to increase its authorized shares; and the other factors discussed in the Company’s filings with the SEC including the Company’s Annual Report on Form 10-K for the year ended June 30, 2021 and the Company’s subsequent filings with the SEC on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Stephen Kilmer

iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com

iBio, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, except share and per share amounts)

	December 31,	June 30,
	2021	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,205	$77,404
Accounts receivable - trade	111	426
Settlement receivable - current portion	5,100	5,100
Investments in debt securities	18,172	19,570
Inventory	1,986	27
Prepaid expenses and other current assets	2,922	2,070
Total Current Assets	67,496	104,597

Restricted cash	5,940	—
Convertible promissory note receivable and accrued interest	1,594	1,556
Settlement receivable - noncurrent portion	5,100	5,100
Finance lease right-of-use assets, net of accumulated amortization	109	26,111
Operating lease right-of-use asset	5,291	—
Fixed assets, net of accumulated depreciation	32,881	8,628
Intangible assets, net of accumulated amortization	5,041	952
Investment in equity security - at cost	1,760	—
Prepaid expenses - noncurrent	1,195	—
Security deposits	41	24
Total Assets	$126,448	$146,968

Liabilities and Equity
Current liabilities:
Accounts payable	$2,739	$2,254
Accrued expenses (related party of $0 and $701 as of December 31, 2021 and June 30, 2021, respectively)	2,842	3,001
Acquisition Payable	2,500	—
Finance lease obligations - current portion	45	367
Operating lease obligation - current portion	160	—
Note payable - PPP loan - current portion	—	600
Contract liabilities	60	423
Total Current Liabilities	8,346	6,645

Finance lease obligations - net of current portion	51	31,755
Operating lease obligation - net of current portion	5,400	—
Term note payable - net of deferred financing costs	22,053	—

Total Liabilities	35,850	38,400

Equity
iBio, Inc. Stockholders’ Equity:
Common stock - $0.001 par value; 275,000,000 shares authorized at December 31, 2021 and June 30, 2021; 218,060,597 and 217,873,094 shares issued and outstanding as of December 31, 2021 and June 30, 2021, respectively	218	217
Additional paid-in capital	284,957	282,058
Accumulated other comprehensive loss	(91)	(63)
Accumulated deficit	(194,486)	(173,627)
Total iBio, Inc. Stockholders’ Equity	90,598	108,585
Noncontrolling interest	—	(17)
Total Equity	90,598	108,568
Total Liabilities and Equity	$126,448	$146,968

iBio, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited; in Thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues	$168	$705	$379	$1,115

Cost of goods sold	113	211	153	318

Gross profit	55	494	226	797

Operating expenses:
Research and development	3,331	2,374	5,842	4,236
General and administrative (related party of $61, $510, $250 and $903)	8,362	5,665	14,996	11,030
Total operating expenses	11,693	8,039	20,838	15,266

Operating loss	(11,638)	(7,545)	(20,612)	(14,469)

Other income (expense):
Interest expense (related party of $202, $612, $810 and $1,226)	(328)	(615)	(937)	(1,229)
Interest income	35	27	71	31
Royalty income	5	2	5	2
Forgiveness of note payable and accrued interest - SBA loan	—	—	607	—
Other	6	—	6	—
Total other income (expense)	(282)	(586)	(248)	(1,196)

Consolidated net loss	(11,920)	(8,131)	(20,860)	(15,665)
Net loss attributable to noncontrolling interest	—	2	1	3
Net loss attributable to iBio, Inc.	(11,920)	(8,129)	(20,859)	(15,662)

Preferred stock dividends	(22)	(65)	(88)	(131)
Net loss attributable to iBio, Inc. stockholders	$(11,942)	$(8,194)	$(20,947)	$(15,793)

Comprehensive loss:
Consolidated net loss	$(11,920)	$(8,131)	$(20,860)	$(15,665)
Other comprehensive loss - unrealized loss on debt securities	(27)	(13)	(28)	(20)

Comprehensive loss	$(11,947)	$(8,144)	$(20,888)	$(15,685)

Loss per common share attributable to iBio, Inc. stockholders - basic and diluted	$(0.05)	$(0.04)	$(0.10)	$(0.09)

Weighted-average common shares outstanding - basic and diluted	217,990	188,087	217,933	175,264